Exhibit 10.22

EMPLOYMENT AGREEMENT

1.	EMPLOYER

AVROBIO, Inc. whose principal place of business is at One Kendall Square, Building 300, Suite 201, Cambridge, MA 02139 USA (the “Company”).

2.	EMPLOYEE

Essra Ridha (“you”).

3.	START DATE AND DURATION

Your employment is expected to begin as soon as practical, on a date mutually agreed between you and the Company. Your actual commencement date (the “Start Date”) will be notified to you in writing by the Company once you have provided to the Company proof of your right to work in the UK. No employment with any previous employer counts as part of your period of continuous employment.

4.	JOB TITLE AND DUTIES

4.1

You shall serve as the Chief Medical Officer of the Company, reporting to the Company’s President and Chief Executive Officer (“CEO”). In such role, you shall have supervision over and responsibility for all clinical and medical affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”), the CEO, or other authorized executive.

4.2	You agree to comply with the Company’s rules, procedures and policies that are in force from time to time.

5.	PLACE OF WORK

5.1

Your primary place of work shall be your home address in the UK. However, to the extent feasible it is desired that you will spend at least 25% of the time performing your duties from the Company’s headquarters, currently located in Cambridge, Massachusetts.

5.2	In addition to the foregoing, you will be required to travel within the United Kingdom and United States, as well as overseas as shall be necessary for the proper performance of your duties.
6.	REMUNERATION

6.1

Your basic salary (“Base Salary”) is £310,000 per annum. You will be paid monthly in arrears by bank transfer on the Company’s normal payroll schedule, subject to deduction of applicable income tax and national insurance contributions (or other applicable social security contributions).

6.2	You will not be entitled to additional pay for any overtime worked.

6.3

You will be paid a one-time signing bonus of £52,000 payable in one lump sum on the date of the first payroll after the Start Date, subject to deduction of applicable income tax and national insurance contributions (the “Signing Bonus”). The Signing Bonus will be subject to repayment in full if you voluntarily choose to resign from the Company within the first twelve

(12) months of the Start Date. For clarity, “repayment in full” shall mean the gross amount of the Signing Bonus, net of national insurance contributions.

6.4

You may be eligible to participate in such discretionary bonus plans as the Company may determine. Eligibility and/or participation will be on terms which the Company sets and the Company may at any time terminate, withdraw or vary the terms, targets, benefits, thresholds or other aspects of any such plan. The Company will target your bonus at 40% of your Base Salary with such percentage determined by the Board or a committee thereof (as in effect at any time, the “Target Annual Incentive Compensation”). The actual bonus percentage is discretionary and will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. The annual performance bonus, if any, shall be paid between the 1st of February and the 15th of March of the calendar year following the calendar year for which such bonus was earned. You will be eligible for a discretionary target bonus beginning in the 2022 performance period. No discretionary target bonus shall be payable in respect of the 2021 performance period. To receive any bonus, you must be employed and not subject to notice of termination of employment (whether given by you or the Company) on the date of the bonus pay-out. The Company expects to review your job performance on an annual basis and will discuss with you the criteria which the Company will use to assess your performance for bonus purposes.

6.5

In addition to the foregoing, you will be eligible for a one-time discretionary bonus (“Success Bonus”) based on the successful completion within the first 6 months of your employment of key objectives defined by the CEO. The Success Bonus is targeted at £60,000 and would be payable, if at all, in May 2022 at the CEO’s discretion based on actual performance. To receive any Success Bonus, you must be employed and not subject to notice of termination of employment (whether given by you or the Company) on the date of the bonus pay-out.

6.6

Your salary will be reviewed from time to time. A review does not imply any entitlement to an increase, although your salary may be increased as a result of such review with effect from any data specified by the Company.

6.7

You will be eligible to participate in the Company’s equity program, subject to approval by the Board or compensation committee. As material inducement entering into this Agreement and becoming an employee of the Company, and subject to approval by the board of directors or compensation committee, the Company will grant you an option to purchase 120,000 shares of the Company’s common stock (“New Hire Award”). To the extent allowable by applicable law, the New Hire Award shall vest over four years, with twenty-five percent vesting on the one-year anniversary of the Start Date and the remaining shares vesting in thirty-six equal monthly instalments following the one-year anniversary of the Start Date, subject to your ongoing employment by the Company and the terms and conditions of the relevant award agreement. To the extent allowable by applicable law, the New Hire Grant shall be granted in the form of a non-qualified stock option as an inducement grant consistent with the requirements of NASDAQ Stock Market Rule 5635(c)(4) instead of pursuant to the Company’s existing equity plan. The New Hire Award will be governed by the terms and conditions of an award agreement.

6.8

On termination of your employment however arising you shall not be entitled to any compensation for the loss of any rights or benefits under any stock option, bonus, long-term incentive plan or other profit-sharing scheme operated by the Company or any Group Company (as defined in Schedule 1) in which you may participate.

6.9

For the purposes of the Employment Rights Act 1996 or otherwise, you consent to the deduction of any sums due from you to the Company (including without limitation any overpayments, loans or advances made to you by the Company, any excess holiday taken by you and/or the cost of repairing any damage or loss to the Company’s property caused by you) at any time from your salary or any other payment due from the Company to you. You also agree to make payment via wire transfer to the Company of any sums due from you to the Company within 7 calendar days upon demand by the Company at any time.

7.	OTHER BENEFITS

7.1	The Company will comply with the employer pension duties in respect of your employment in accordance with Part 1 of the Pensions Act 2008.

7.2

In lieu of providing you with medical, dental, vision and leisure travel insurance benefits, the Company will pay you an allowance in the amount of £240 per month (the “Benefits Allowance”). The Benefits Allowance will be paid monthly in arrears by bank transfer on the Company’s normal payroll schedule, subject to deduction of applicable income tax and national insurance contributions (or other applicable social security contributions).

7.3

Your participation in any insurance scheme as part of the benefits programme is subject to its terms and conditions from time to time in force and is without prejudice to the Company’s right at any time and in its absolute discretion to withdraw the benefits, change the provider of or change the terms on which the benefits are offered. It is also conditional upon you satisfying any applicable requirements of the insurers of any such scheme and is provided on the basis that the Company will not be liable to pay any sums to or in respect of you and/or your dependants unless the Company has received payment in full from the insurer. The Company shall not be required to take any steps to obtain the benefit of any such scheme should the insurer either reject any claim or discontinue the payment of benefits at any time.

7.4

If you relocate to the United States, then subject to your execution and delivery of a relocation payment agreement in a form acceptable to the Company, you will be eligible for relocation benefits covering relocation expenses from the UK to Boston, Massachusetts, United States area, subject to and in accordance with the Company’s executive relocation policy in effect at the time of your relocation.

7.5

Nothing in this clause gives rise to any express or implied limitations on the ability of the Company to terminate this Agreement at any time or gives you any rights to continuation of existing benefits and/or any rights to prospective benefits following termination of your employment.

8.	EXPENSES

The Company shall reimburse you for all reasonable expenses properly incurred by you in the performance of your duties. Reimbursement will be in accordance with any Company policy on expenses which is in force at the time.

9.	HOURS OF WORK

9.1

The Company is based in Cambridge, Massachusetts and its working hours are generally from 8am to 5pm Eastern time, Monday to Friday. You agree to generally be available during these times, and you may be required to work different or additional hours without additional remuneration if that is reasonably necessary (in the Company's view) for the proper performance of your duties.

9.2

You agree to work hours which exceed the maximum average weekly working time limit of 48 hours imposed by the Working Time Regulations 1998. You may withdraw your agreement at any time on giving the Company 3 months’ prior written notice.

10.	HOLIDAYS

10.1

In addition to normal English Bank and Public holidays, you are entitled to 25 working days’ paid holiday during each holiday year. The Company’s holiday year runs from January 1 to December 31. Holidays must be taken at times convenient to the Company and you must give reasonable notice of proposed holiday dates which must be agreed in advance with your supervisor.

10.2

You cannot carry more than 10 days of holiday forward from one holiday year to the next unless you have been prevented from taking holiday in the year in which it accrues because of illness. No payment will be made to you as a result of the foregoing limitation. If you have been prevented from taking holiday because of illness, a maximum of 20 days’ holiday can be carried forward to the next holiday year.

10.3

For the holiday year during which your employment begins or ends, you will be entitled to such proportion of your annual holiday entitlement as the period of your employment in that holiday year bears to a full holiday year.

10.4

The Company may require you to take some, all or none of any outstanding holiday entitlement during your notice period. Upon the termination of your employment for whatever reason you will, as appropriate, either be entitled to salary in lieu of any untaken accrued holiday entitlement or be required to repay to the Company any salary received in respect of holiday taken in excess of your proportionate holiday entitlement. For the purposes of calculating such payment in lieu or such repayment, a day’s paid holiday shall be taken to be your annual basic salary divided by 260.

11.	SICKNESS

You will be entitled to statutory sick pay to which you are eligible. Payment of any additional sums will be in the Company’s absolute discretion.

12.	OTHER PAID LEAVE

You may be eligible to take the following types of paid leave, subject to any statutory eligibility requirements or conditions and the Company’s rules applicable to each type of leave in force from time to time:

(a)	Parental leave;

(b)	Shared parental leave;

(c)	Adoption leave; and

(d)	Bereavement leave.

13.	TRAINING

During your employment you may be required to take part in various training courses which we may provide from time to time in-house. You should speak to the CEO if you have any questions on the courses available or questions on how to take a course.

14.	TERMINATION OF EMPLOYMENT

Your employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

14.1	Death. Your employment hereunder shall terminate upon your death.

14.2

Disability. The Company may terminate your employment if you are disabled and unable to perform the essential functions of your then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period you are disabled so as to be unable to perform the essential functions of your then existing position or positions with or without reasonable accommodation, you may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom you or your guardian has no reasonable objection as to whether you are so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. You shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and you shall fail to submit such certification, the Company’s determination of such issue shall be binding on you.

14.3

Termination by Company for Cause. The Company may terminate your employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by you constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company or Group Company other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by you of any arrestable offence, material deceit or dishonesty, or fraud, or any conduct by you that would reasonably be expected to result in material injury or reputational harm to the Company or Group Company if you were retained in your position; (iii) continued non-performance by you of your duties hereunder including any failure by you to comply with the provisions of clause 5 above (other than by reason of your physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice (with a reasonably detailed summary of such alleged non- performance specified) of such nonperformance from the CEO; (iv) a breach by you of any of the provisions incorporated into or contained in clauses 17, 18 and/or 19 of this Agreement;

(v) a material violation by you of the Company’s written employment policies; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the wilful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

14.4

Termination Without Cause. The Company may terminate your employment hereunder at any time without Cause. Any termination by the Company of your employment under this Agreement which does not constitute a termination for Cause under clause 14.3 and does not result from your death or disability under clauses 14.1 or 14.2 shall be deemed a termination without Cause.

14.5

Termination by You. You may terminate your employment hereunder at any time for any reason, including but not limited to Good Reason, with three months written notice to the CEO. For purposes of this Agreement, “Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties or reporting relationship; (ii) a material diminution in your Base Salary except for across-the- board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which you provide services to the Company, other than as set forth in clause 5 of this Agreement; or (iv) a material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) you reasonably determine in good faith that a

“Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

14.6

Notice of Termination. Except for termination as specified in clause 14.1, any termination of your employment by the Company or any such termination by you shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

14.7

Date of Termination. “Date of Termination” shall mean: (i) if your employment is terminated by your death, the date of your death; (ii) if your employment is terminated on account of disability under clause 14.2 or by the Company for Cause under clause 14.3, the date on which Notice of Termination is given; (iii) if your employment is terminated by the Company under clause 14.4, the date on which a Notice of Termination is given; (iv) if your employment is terminated by you under clause 14.5 without Good Reason, 3 months after the date on which a Notice of Termination is given, and (v) if your employment is terminated by you under clause

14.5 with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, any notice of termination shall be subject to any minimum statutory period of notice required by English law and, in the event that you give a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

15.	COMPENSATION UPON TERMINATION

15.1

Termination Generally. If your employment with the Company is terminated for any reason, the Company shall pay or provide to you (or to your authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, clause 8 of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after your Date of Termination; and (ii) any vested benefits you may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

15.2

Termination by the Company Without Cause or by the Executive with Good Reason. If your employment is terminated by the Company without Cause as provided in clause 14.4, or you terminate your employment for Good Reason as provided in clause 14.5, then the Company shall pay you your Accrued Benefit. In addition, subject to you signing a settlement agreement in a form satisfactory to the Company containing, among other provisions, a general release of claims in favour of the Company and related persons and entities, confidentiality, return of property and non-disparagement provisions, a reaffirmation of the obligations set forth in clauses 17 and 18 and Schedule 1 of this Agreement, a twelve-month post-employment noncompetition provision, and which provides that if you breach any of your continuing obligations, all payments of the Severance Amount shall immediately cease (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable and fully effective and, if applicable, you resigning as a member of the Board of Directors, all within 60 days after the Date of Termination (or such shorter time period provided in the Separation Agreement and Release):

(i)	the Company shall pay you an amount equal to 0.75 times the sum of your Base Salary (the “Severance Amount”);
(ii)

notwithstanding anything to the contrary in any applicable option agreement or stock- based award agreement, all time-based stock options and other time-based stock-based awards held by you in which such stock option or other stock-based award would have vested if you had remained employed for an additional nine months following the Date of Termination shall vest and become exercisable or nonforfeitable as of the Date of Termination; and

(iii)	the Company shall pay you an amount equal to nine months of Benefits Allowance.

The amounts payable under clauses 15.2 (i) and (iii) shall be paid out in substantially equal instalments in accordance with the Company’s payroll practice over nine months commencing within 60 days after the Date of Termination.

16.	CHANGE IN CONTROL PAYMENT

The provisions of this clause 16 set forth certain terms of an agreement reached between you and the Company regarding your rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance your continued attention and dedication to your assigned duties and your objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of clause 15 regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within three months prior to or 18 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 18 months after the occurrence of a Change in Control.

16.1

Change in Control. If within three months prior to or 18 months after a Change in Control, your employment is terminated by the Company without Cause as provided in clause 14.4 or you terminate your employment for Good Reason as provided in clause 14.5, then, subject to the signing of the Separation Agreement and Release by you and the Separation Agreement and Release becoming irrevocable and fully effective and, if applicable, you resigning as a member of the Board of Directors, all within 60 days after the Date of Termination (or such shorter time period provided in the Separation Agreement and Release):

(i)	the Company shall pay you a lump sum in cash in an amount equal to one times the sum of

(A) your current Base Salary (or your Base Salary in effect immediately prior to the Change in Control, if higher) and (B) your Target Annual Incentive Compensation then in effect (together, the “Change in Control Payment”);

(ii)notwithstanding anything to the contrary in any applicable option agreement or stock- based award agreement, all time-based stock options and other time-based stock-based awards held by you shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination; and

(iii)the Company shall pay you a lump sum in cash in an amount equal to 12 times the Benefits Allowance.

The amounts payable under clauses 16.1(i) and (iii) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

16.2	Definitions. For purposes of this clause 16, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i)any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or (ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company. Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

17.	CONFIDENTIALITY AND COMPANY PROPERTY

17.1	You agree both during your employment and after the termination of your employment not to use or disclose to any person any confidential information:

(a)	concerning the business of the Company and which comes to your knowledge during the course of or in connection with your employment; or
(b)

concerning the business of any client, customer, patient, agent, supplier, manufacturer or distributor having dealings with the Company and which is obtained either directly or indirectly in circumstances subject to a duty of confidentiality.

17.2	This clause shall not apply to information which is:

(a)	used or disclosed in the proper performance of your duties or with the consent of the Company;
(b)	disclosed as a protected disclosure within the meaning of section 43A Employment Rights Act 1996;

(c)	ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law; or
(d)	comes into the public domain (otherwise than due to a default by you).

17.3

All documents, manuals, hardware and software provided for your use by the Company, and any data or documents produced, maintained or stored on the Company’s computer systems or other electronic equipment remain the property of the Company and upon demand by the Company and in any event upon the termination of your employment with the Company for whatever reason you shall immediately return them together with all equipment, notes and memoranda, documents, software, records, codes, keys and passwords, designs, drawings or other property in any medium whatsoever belonging to the Company (together with any copies of the same) which is in your possession or under your control.

18.	INTELLECTUAL PROPERTY

18.1	For the purposes of this clause:

“Intellectual Property Rights” means all intellectual property rights in any part of the world including patents, rights to inventions, registered and unregistered trademarks, rights in get-up, rights in domain names, registered designs, unregistered rights in designs, copyright (including rights in software) and neighbouring rights, database rights, rights in know-how and, in each case, rights of a similar or corresponding character and all applications and rights to apply for the protections of such rights;

“Invention” means all inventions, innovations, discoveries, development, improvements, ideas, formulae, processes and know-how;

“Work Results” means all Inventions and all other works or materials in whatever form devised, prepared, developed, created or made by you (whether alone or with others and whether or not patentable or capable of registration and whether or not recorded in any medium) during the term of this agreement either in the course of your employment under this agreement or outside the course of your employment if such matters relate to the business of the Company or any Group Company or to projects carried out by you on behalf of the Company.

18.2	You agree to promptly give the Company full written details of all Work Results and keep details of the Work Results confidential.

18.3

All Work Results anywhere in the world shall, to the fullest extent permitted by law, be the exclusive property of the Company. You hereby assign with full title guarantee to the Company all rights, title and interest in existing and future Intellectual Property Rights in the Work Results.

18.4

You shall during your employment or at any time after its termination for any reason whatsoever (at the expense of the Company) do all acts and execute all documents required by the Company to vest absolute legal and beneficial ownership of the Intellectual Property Rights in the Work Results in the Company (or its nominee) or to confirm the vesting of such rights in the Company (or its nominee) or to perfect the Company’s (or its nominee’s) title to the Intellectual Property Rights in the Work Results anywhere in the world.

18.5	You irrevocably waive all moral rights arising in the Work Results anywhere in the world to the fullest extent permitted by law.

19.	CONFLICTS OF INTEREST

During your employment with the Company you will not:

(a)	engage in any activities that could detract from the proper performance of your duties; or
(b)

engage or be concerned or interested in any other business activity (except for investments that do not exceed three per cent in nominal value of the issued share capital of any company quoted on a recognised stock exchange) without obtaining the prior written consent of the CEO.

Notwithstanding the foregoing, you may serve on other boards of directors, with the approval of the Board (or Nominating and Corporate Governance Committee), or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Company and do not materially interfere with your performance of duties to the Company as provided in this Agreement.

20.	POST-TERMINATION RESTRICTIONS

You agree to comply with the provisions set out in Schedule 1.

21.	DISCIPLINARY AND GRIEVANCE PROCEDURES

As a condition of employment, you will be required to sign the Company’s Code of Business Conduct & Ethics. If you wish to appeal against a disciplinary decision you may apply in writing to the Company’s Chief Human Resources Officer. If you wish to raise a grievance, please apply in writing to the Company’s Chief Compliance Officer. The Company reserves the right to suspend you with pay pending the outcome of any disciplinary proceedings.

22.	PREMISES

Where notice of termination has been served by the Company or by you, the Company may exclude you from Company premises for the notice period or the remainder of the notice period (up to a maximum of three months), as applicable.

23.	SUSPENSION

The Company may suspend you from the performance of any of your duties during any period in which the Company is carrying out an investigation into any alleged acts or defaults by you.

24.	COLLECTIVE AGREEMENTS

There are no collective agreements applicable to you or which affect your terms of employment.

25.	CHANGES TO TERMS AND CONDITIONS OF EMPLOYMENT

The Company reserves the right to make reasonable changes to any of your terms of employment. You will be notified in writing of any change as soon as possible and in any event within one month of the change.

26.	GENERAL

26.1	A person, firm or company which is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
26.2

For the avoidance of doubt, any amount paid to you or any benefit provided to you shall be subject to the deduction of applicable income tax and national insurance contributions (or other applicable social security contributions).

26.3	English law shall apply to this Agreement and both you and the Company submit to the jurisdiction of the English courts.

[Remainder of page intentionally blank]

Signed: /s/ Geoff MacKay     Dated:  06-Oct-2021

For and on behalf of the Company

I agree to the terms and conditions set out in the above Agreement.

Signed: /s/ Essra Ridha     Dated:  05-Oct-2021

SCHEDULE 1

Post-termination restrictions

1.	DEFINITIONS

In this Schedule:

“Business” means the business or businesses of the Company or any Group Company in or with which you have been involved or concerned at any time during the period of 12 months prior to the Relevant Date;

“directly or indirectly” means you acting either alone or jointly with or on behalf of or by means of any other person, firm or company whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise (provided that you shall not be regarded as an investor in a company unless you hold an investment by way of shares or other securities of more than 5% of the total issued share capital in that company, whether or not it is listed or dealt in on a recognised stock exchange);

“Group Company” means any company which for the time being is:

(a)	a parent undertaking (as defined by the Companies Act 2006) of the Company; or

(b)	a subsidiary undertaking (as defined by the Companies Act 2006) of any such parent undertaking or of the Company;

“Key Personnel” means any person who is at the Relevant Date or was at any time during the period of 12 months prior to the Relevant Date employed by or engaged in the Business in an executive or senior managerial or technical capacity and with whom you had dealings other than in a minimal and non-material way at any time during the said period;

“Prospective Client” means any person, firm or company to whom or which at any time during the period of 6 months prior to the Relevant Date the Company or any Group Company was actively and directly seeking to supply goods and/or services for the purposes of the Business and with whom or which you had dealings other than in a minimal and non-material way at any time during the said period;

“Relevant Area” means anywhere in the world in which the Company or any Group Company has carried on business in which you have been involved or concerned other than in a minimal and non-material way at any time during the period of 12 months prior to the Relevant Date;

“Relevant Client” means any person, firm or company who or that at any time during the period of 12 months prior to the Relevant Date is or was a client or customer of the Company or any Group Company or was in the habit of dealing under contract with the Company or any Group Company and with whom or which you had dealings other than in a minimal and non- material way at any time during the said period;

“Relevant Date” means the earlier of the Termination Date and the date on which any period of suspension or exclusion under clause 23 begins;

“Relevant Period” means the period of 12 months from the Termination Date, reduced by any period immediately prior to the Termination Date during which you have been suspended pursuant to clause 23.

“Relevant Supplier” means any person, firm or company who or that at any time during the period of 12 months prior to the Relevant Date was a supplier of any goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Group Company and with whom or which you had dealings other than in a minimal and non-material way at any time during the said period.

“Termination Date” means the date on which your employment with the Company terminates.

2.	RESTRICTIONS AND OBLIGATIONS

2.1	You shall not without the prior written consent of the Board directly or indirectly at any time during the Relevant Period:

(a)

accept employment or consult in any role in which you would be working, consulting or advising on ex vivo lentiviral or adeno-associated virus gene therapy products or product candidates, in each case for diseases on which you have worked, or on which you have received Company confidential information, during your employment with the Company;

(b)	(i)solicit or entice or endeavour to solicit or entice business from; or

(ii)deal with

any Relevant Client or Prospective Client for the purposes of any business which at any time during the Relevant Period competes or will compete or seeks to compete with the Business;

(c)	solicit or entice or endeavour to solicit or entice away from the Company or any Group Company any Key Personnel;
(d)	employ or engage or endeavour to employ or engage any Key Personnel; and

(e)	interfere or endeavour to interfere with the continuance of supplies to the Company and/or any Group Company (or the terms relating to those supplies) by any Relevant Supplier.
2.2

You acknowledge (having taken appropriate legal advice) that the provisions of this Schedule are fair, reasonable and necessary to protect the goodwill and interests of the Company and any Group Company.

2.3

You acknowledge that the provisions of this Schedule constitute severable undertakings given for the benefit of the Company and each Group Company and may be enforced by the Company on behalf of all or any of them.

2.4

If any of the restrictions or obligations contained in this Schedule is held not to be valid on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Company and any Group Company but would be valid if part of the wording were deleted then such restriction or obligation shall apply with such deletions as may be necessary to make it enforceable.

2.5

You agree that you will draw the provisions of this Schedule to the attention of any third party who may at any time before or after the termination of your employment under this Agreement offer to employ or engage you and for or with whom you intend to work within the Relevant Period.